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                                                                   EXHIBIT 11.1


                           AMERICA SERVICE GROUP INC.


                                                    QUARTER ENDED
                                                       MARCH 31,

                                                 1999           1998
                                                 ----           ----
Net income                                    $  480,000      $1,462,000
Preferred stock dividends                         45,000            --
                                              ----------      ----------

Numerator for basic earnings
   per share - net income available
   to common share holders                    $  435,000      $1,462,000
                                              ==========      ==========

Denominator for basic earnings per
   share - weighted average shares             3,575,000       3,530,000

Effect of dilutive securities                    591,000          61,000
                                              ----------      ----------
Weighted average common shares
   outstanding - diluted                       4,166,000       3,591,000
                                              ==========      ==========

Basic earnings per share                      $     0.12      $     0.41
                                              ==========      ==========
Diluted earnings per share                    $     0.12      $     0.41
                                              ==========      ==========



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